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     As Filed with the Securities and Exchange Commission on August 20, 2003

                                                          File No. 811-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

      The Undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: John Hancock Preferred & Equity Income Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

101 Huntington Avenue
Boston, Massachusetts 02199

Telephone Number (including area code): (617) 375-1500

Name and address of agent for service of process:

Susan S. Newton, Secretary

John Hancock Preferred & Equity Income Fund
101 Huntington Avenue

Boston, Massachusetts 02199

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES [X]                            NO [ ]
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                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf of the City of Boston and the Commonwealth of Massachusetts on the 20th day of August, 2003.

                                                JOHN HANCOCK PREFERRED &
                                                EQUITY INCOME FUND

                                                /s/ Susan S. Newton
                                                --------------------------------
                                                Susan S. Newton
                                                Secretary



Attest:



/s/ Alfred P. Ouellette
---------------------------------
Alfred P. Ouellette
Assistant Secretary